Exhibit 99.1

RXi Pharmaceuticals Reports Second Quarter 2016 Financial Results and Highlights Recent Corporate Developments

MARLBOROUGH, Mass., August 11, 2016 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics that address significant unmet medical needs, today reported its financial results for the second quarter ended June 30, 2016, and provided a business update.

“First of all, I am proud to report that careful execution of RXi’s clinical programs by our team has resulted in the complete enrollment of our Phase 2 study RXI-109-1402 for hypertrophic scars, and has exceeded our expected enrollment target for the full year in our Phase1/2 study, RXI-109-1501 in retinal scarring, allowing us to adhere to our originally projected readout timelines. I am also pleased to say that we have been able to do that while maintaining our quarterly burn rate at about $2 million,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He further added, “We also continue to aggressively pursue strategic transactions that will enhance RXi’s pipeline for long-term success and increase shareholder value. We are satisfied with the traction we have experienced thus far in that process.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors – Event Calendar” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Select Second Quarter 2016 Financial Highlights

Cash Position

At June 30, 2016, the Company had cash, cash equivalents and short-term investments of approximately $5.8 million, compared with $10.6 million at December 31, 2015.

Per the terms of the Company’s public offering in June 2015, the Company could not sell shares of the Company’s common stock under the purchase agreement with Lincoln Park Capital Fund,

LLC (“LPC”) until the expiration of the 13-month overallotment purchase rights (“Purchase Rights”). On July 2, 2016, with the expiration of the Purchase Rights, the Company’s restriction on selling common stock under the purchase agreement was lifted. Under the purchase agreement, the Company has the right to sell LPC up to $10.8 million shares of the Company’s common stock. To date, the Company has sold a total of 40,000 shares of common stock to LPC for net proceeds of $146,000.

Net Revenue

Net revenue for the quarter ended June 30, 2016 was $9,000 as compared with no revenues for the quarter ended June 30, 2015. Net revenue during the second quarter of 2016 was due to the value of the common stock and warrants issued by Thera Neuropharma, Inc. to the Company per the terms of the exclusive licensing agreement for RXi’s proprietary sd-rxRNA® platform to develop therapeutics for neurodegenerative diseases.

Research and Development Expenses

Research and development expenses for the quarter ended June 30, 2016 was $1.3 million, compared with $1.4 million for the quarter ended June 30, 2015. Research and development expenses decreased from the prior quarter primarily related to a decrease in stock-based compensation expense due to the full vesting of stock options granted in 2012 offset by increases in research and development expenses due to manufacturing costs for Samcyprone™ and clinical trial expenses for Study 1502, the Company’s common warts trial, which commenced in December 2015.

General and Administrative Expenses

General and administrative expenses for the quarter ended June 30, 2016 was $0.9 million as compared with $0.8 million for the quarter ended June 30, 2015. The increase in general and administrative expenses was primarily due to an increase in legal and proxy-related fees for the Company’s special meeting and reverse stock split in April 2016 and the use of professional service providers due to the Company’s focus on business development activities in line with its key corporate initiatives offset by a decrease in stock-based compensation expense due to the full vesting of stock options granted in 2012.

Net Loss

Net loss for the quarter ended June 30, 2016 was $2.2 million, compared with $2.2 million for the quarter ended June 30, 2015. Net loss was consistent quarter over quarter with fluctuations in operating expenses discussed above.

NASDAQ Compliance

On April 18, 2016, the Company effected a one-for-ten reverse stock split of the Company’s common stock, resulting in total common shares issued and outstanding of 6.5 million. All share and per share amounts in the financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split. On May 2, 2016, the Company received written notice from the Nasdaq Stock Market, LLC notifying the Company that it had regained compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market.

Select Business and Corporate Highlights

Since inception in 2012, RXi has achieved each one of its projected corporate goals on time and within budget. In January of this year, the Company outlined its 2016 corporate goals at the Biotech Showcase conference. We have made significant progress towards successfully completing these goals and remain on track to fully execute against each goal before the end of 2016.

Business Development

The Company has been actively pursuing multiple business development opportunities to drive growth, innovation and shareholder value. As shown with the completed licensing deals with both MirImmune, Inc. and Thera Neuropharma, Inc., RXi’s robust pipeline and extensive patent portfolio provides for a broad spectrum of possibilities including technology and research collaborations, strategic partnerships and out-licensing opportunities.

Recently, the Company announced that it is in the process of exploring strategic options including a range of potential M&A and business development opportunities that are complementary with current RXi activities and may significantly advance our clinical pipeline. These efforts are actively progressing and the Company remains committed to enhancing its growth through this type of transaction.

Therapeutic Development

The Company’s ongoing Phase 2 clinical trial, RXI-109-1402, is evaluating its first clinical candidate RXI-109, an sd-rxRNA® compound targeting connective tissue growth factor (CTGF) to reduce scar formation of in the skin following scar revision surgery. Results from a blinded panel and an Investigator review, released in October 2015, showed that incision sites treated with RXI-109 after scar revision surgery achieved better scores as compared to control incision sites in the same subjects, three months post scar revision surgery. The adaptive protocol in place has allowed the Company to apply early learnings from all trials to date, to optimize the best treatment regimen necessary to advance into the next phase of development. As such, the Company has already identified the best time to start treatment as well as the optimal dose level, and is now evaluating the best treatment length (Cohorts 3 and 4). This study is now fully enrolled and the Company anticipates it will provide preliminary data in the second half of 2016 with a full interim analysis, for Cohorts 3 and 4, mid-2017.

As in dermal scarring, CTGF is known to play a role in retinal scarring. Reduction of CTGF in the eye by RXI-109 treatment may reduce the formation of retinal fibrosis that often accompanies late stage AMD and contributes to vision loss. Enrollment in the first of three cohorts in the Company’s Phase 1/2 trial, RXI-109-1501, is complete. As there were no safety issues in the first cohort, enrollment into the second cohort at the next higher dose lever is ongoing.

Samcyprone™, the Company’s second clinical candidate, is a topical immunotherapy currently being evaluated in a Phase 2a clinical trial. RXI-SCP-1502 is a multi-center, multi-dose trial conducted in subjects with at least one cutaneous, plantar or periungual wart present for at least four weeks. The Company recently presented data, from a pilot study conducted by Hapten Pharmaceuticals, which led to the acquisition of Samcyprone™, a proprietary formulation of Diphenylcyclopropenone (DPCP), and the initiation of its ongoing Phase 2 clinical trial. This trial is expected to be fully enrolled by the end of 2016 and the Company expects to share early read-outs H2 2016.

Consumer Health Program

RXi’s consumer health compounds, RXI-231 and RXI-185, are in development and are intended to affect the appearance of the skin. Both of these sd-rxRNA compounds are part of RXi’s partnering and business growth initiatives providing multiple development opportunities for non-therapeutic skin health. Evaluation of topical delivery options for these compounds is underway and the Company expects to explore one of these candidates in consumer testing by the end of 2016.

Intellectual Property Estate

The Company actively broadens and protects its valuable intellectual property estate. Several new patent applications have been filed to protect our current pipeline and future developments providing a competitive advantage to the Company for numerous strategic partnering opportunities.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage RNAi company developing innovative therapeutics that address significant high-unmet medical needs. Building on the pioneering work of RXi’s Scientific Advisory Board Chairman and Nobel Laureate Dr. Craig Mello, our discovery and clinical development programs are based on our proprietary RNAi (sd-rxRNA) platform and Samcyprone™, a topical immunomodulator. Our clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30, 2016	For the Three Months Ended June 30, 2015	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015
Net revenues	$9	$—	$19	$34
Operating expenses:
Research and development	1,339	1,361	2,644	3,468
General and administrative	885	804	1,835	1,677

Total operating expenses	2,224	2,165	4,479	5,145

Operating loss	(2,215)	(2,165)	(4,460)	(5,111)
Interest income, net	4	1	11	2
Other income (expense), net	(1)	(2)	6	(2)

Net loss	(2,212)	(2,166)	(4,443)	(5,111)
Series A and Series A-1 convertible preferred stock dividends	—	(24)	—	(209)

Net loss applicable to common stockholders	$(2,212)	$(2,190)	$(4,443)	$(5,320)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.34)	$(0.50)	$(0.68)	$(1.56)

Weighted average common shares:
Basic and diluted	6,534,846	4,419,058	6,534,846	3,403,346

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,832	$5,117
Restricted cash	50	50
Short-term investments	2,000	5,500
Prepaid expenses	477	311

Total current assets	6,359	10,978
Property and equipment, net	135	163
Other assets	27	18

Total assets	$6,521	$11,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$297	$1,163
Accrued expenses	1,256	1,106

Total current liabilities	1,553	2,269
Total stockholders’ equity	4,968	8,890

Total liabilities and stockholders’ equity	$6,521	$11,159